EXHIBIT 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina L. Betlejewski (Media)
704-752-4454
E-mail: media@spx.com

SPX REALIGNS SENIOR OPERATING MANAGEMENT TEAM

CHARLOTTE, NC – August 29, 2005 – SPX Corporation (NYSE:SPW) today announced that its Board of Directors has named Thomas J. Riordan as sole Chief Operating Officer of the company.  The Board also appointed Don Canterna and David Kowalski as Segment Presidents and officers of the company.

Mr. Canterna will have responsibility for the company’s Flow Technology segment and continue as the President of SPX Process Equipment.  Mr. Kowalski will have responsibility for SPX’s Test & Measurement segment and will remain President of the Service Solutions business.  The Thermal Equipment and Services segment will report directly to Mr. Riordan.

The company also announced today that Lee Powell will join SPX as Segment President for its Industrial Products and Services segment.  Mr. Powell spent the past nine years with the Appliance Controls Division of Invensys, most recently as Global President.  He joined Invensys as Division Controller in 1997 and after two years was promoted to Vice President and General Manager for North America.  In 2001 he was named Global President.  Mr. Powell’s background includes positions with Asea Brown Boveri, Johnson & Johnson and KPMG Peat Marwick.  A graduate of The Pennsylvania State University, he holds a Bachelors of Science degree and is a Certified Public Accountant.

Chris Kearney, President & CEO said, “The realignment we are announcing today will streamline our reporting structure to help drive top and bottom line growth, and is the next step in the process of transforming our business to deliver shareholder value.  By further aligning our operating structure around our four-segment strategy, we are confident that we will accelerate the pace of our operating improvements.”

Mr. Kearney continued, “Tom Riordan has done a tremendous job improving the performance of the businesses in our Test and Measurement and Industrial Products and Services segments.  Don Canterna and Dave Kowalski have strong performance records for integrating businesses, developing lean operations and improving profitability.  These three key leaders have consistently delivered on their commitments and together their leadership will escalate SPX’s improvement.”

Jay Caraviello, formerly Co-COO has chosen to leave the company for family reasons.  He will remain with SPX for a period of time to assist with the transition.  Mr. Kearney said, “Over the last eight months, Jay, has made great progress with our operating initiatives as co-chief operating officer.  We would like to thank Jay for his leadership, dedication and for the many contributions he made to SPX during his 8 years with the company.”

Mr. Riordan, 49, joined SPX in February 1996 and was elected an officer of the company in August 1997.  On December 8, 2004 he was named Executive Vice President and Co-Chief Operating Officer.  Before joining SPX he held positions with Borg-Warner Automotive, J. I. Case, IVEX Corporation and CSMI.  He holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Science degree in Industrial Administration from Purdue University.

Mr. Canterna, 55, joined SPX in 2001 when SPX acquired United Dominion Industries, where he had been General Manager of Waukesha Cherry-Burrell since 1997.  He was promoted to President of Waukesha Cherry-Burrell in 2001 and was named President of SPX Process Equipment in 2003 when Waukesha Cherry-Burrell, Lightnin and Bran+Luebbe were consolidated.  Prior to joining SPX, Mr. Canterna held positions with Westinghouse Electric and Nabisco.  He holds a Bachelor degree in General Engineering from the US Naval Academy.

In 1999, Mr. Kowalski, 47, joined SPX as the Vice President and General Manager of Tools and Equipment at Service Solutions and was named President of Service Solutions in 2004.  Before joining SPX he held positions with American National Can Company, J.I. Case, Picker International and Warner Swasey.  He holds a Masters of Science in Industrial Engineering from Cleveland State University and a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame.

SPX Corporation is a leading global provider of thermal products and services, flow technology, test and measurement solutions and industrial products and services.  The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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